Exhibit 99.1

P R E S S   R E L E A S E

Splunk to Acquire Cloud Monitoring Leader SignalFx

Splunk to Redefine APM Category with Any Data at Any Scale to Help Organizations Navigate Cloud Journey; Establishes Splunk as a Leader in Observability

SAN FRANCISCO — August 21, 2019 — Splunk Inc. (NASDAQ: SPLK), delivering actions and outcomes from the world of data, today announced a definitive agreement to acquire SignalFx, a SaaS leader in real-time monitoring and metrics for cloud infrastructure, microservices and applications. Splunk is already a leader in ITOM and an AIOps pioneer and, upon close, will be a leader in observability and APM for organizations at every stage of their cloud journey, from cloud-native apps to homegrown on-premises applications. This breadth of innovation will help customers deliver cost savings, increased revenue and an improved customer experience, and firmly places Splunk as the vendor most qualified to deliver these outcomes across the entire suite of enterprise applications at any scale.

Under the terms of the agreement, Splunk will acquire SignalFx for a total purchase price of approximately $1.05 billion, subject to adjustment, to be paid approximately 60% in cash and 40% in Splunk common stock. The acquisition is expected to close in the second half of fiscal 2020, subject to customary closing conditions and regulatory reviews.

“Data fuels the modern business, and the acquisition of SignalFx squarely puts Splunk in position as a leader in monitoring and observability at massive scale,” said Doug Merritt, President and CEO, Splunk. “SignalFx will support our continued commitment to giving customers one platform that can monitor the entire enterprise application lifecycle. We are also incredibly impressed by the SignalFx team and leadership, whose expertise and professionalism are a strong addition to the Splunk family.”

“By joining Splunk, we will create a powerful monitoring platform - one ready to support CIOs whether they have fully embraced cloud or have existing applications in the data center,” said Karthik Rau, Founder and CEO, SignalFx. “As the world continues to move towards complex, cloud-first architectures, Splunk and SignalFx is the new approach needed to monitor and observe cloud-native infrastructure and applications in real time, whether via logs, metrics or tracing. The SignalFx team is thrilled to join Splunk to help CIOs capitalize upon the modern application portfolio.”

Real-Time Monitoring of Any Data at Any Scale

Business is evolving at a speed that requires new approaches for software development, deployment and monitoring. Cloud-native technologies such as microservices, containers, orchestrated environments like Docker and Kubernetes, and serverless functions are fueling business outcomes not anticipated just a few years ago as data volumes continue to grow exponentially.  At the same time, they introduce unique challenges to IT professionals and developers tasked with ensuring high availability and seamless operations. This is partly why IDC, “continues to expect that SaaS-based solutions (in APM) will grow at triple the rate of on-premises solutions over the next five years…”*

The combination of Splunk and SignalFx will give IT and developers a data platform that allows them to monitor and observe data in real time, no matter the infrastructure or data volume, helping them cut costs, boost revenue and improve the customer experience. This enables organizations to work across their entire data landscape, not just silos in the data center or cloud-native environments.

According to Gartner, “by 2022, more than 75% of global organizations will be running containerized applications in production, which is a significant increase from fewer than 30% today.”** Customers will be able to use Splunk and SignalFx technology to deploy applications in the cloud, on-premises, or in hybrid environments and get real-time observability and response across all of these systems with a single interconnected platform.

Splunk will answer questions about the SignalFx acquisition during the company’s fiscal second quarter 2020 conference call today at 1:30 p.m. PT (4:30 p.m. ET). Interested parties may access the call by dialing (866) 501-1535 in the U.S. or (216) 672-5582 from international locations.

Business Outlook

“The strength of our balance sheet allows us to pay the majority of purchase price consideration with cash on hand. Total equity consideration plus initial SignalFx employee retention incentives will result in less than three percent total dilution from this transaction,” said Jason Child, chief financial officer, Splunk. “Post-closing, we expect to absorb the acquired operational expenses of SignalFx within our existing plan.  At this time, we are reaffirming our full year non-GAAP operating margin target,” he continued.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the timing of the consummation of the acquisition, the expected benefits of the acquisition of SignalFx, the impact of the acquisition on Splunk’s products and services, the capabilities of SignalFx’s products and services, expected dilution to Splunk stockholders and the expected impact on our non-GAAP operating margin. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: difficulties encountered in closing and integrating the merged business, including regulatory review,  technologies, personnel and operations; costs related to the acquisition; market acceptance of the acquisition and resulting products and services; Splunk’s inability to realize value from its significant investments in its business, including product and service innovations; and general market, political, economic and business conditions.

Additional information on potential factors that could affect Splunk’s financial results is included in the company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2019, which is on file with the U.S. Securities and Exchange Commission and Splunk’s other filings with the SEC. Splunk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

*IDC, Worldwide Application Performance Management Software Forecast, 2019-2023.

**Gartner, Inc., Best Practices for Running Containers and Kubernetes in Production, Arun Chandrasekaran, 25 February 2019.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) helps organizations ask questions, get answers, take actions and achieve business outcomes from their data. Organizations use market-leading Splunk solutions with machine learning to monitor, investigate and act on all forms of business, IT, security, and Internet of Things data. Join millions of passionate users and try Splunk for free today.

Splunk, Splunk>, Listen to Your Data, The Engine for Machine Data, Splunk Cloud, Splunk Light and SPL are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2019 Splunk Inc. All rights reserved.

For more information, please contact:

Media Contact

Bill Bode

Splunk Inc.

press@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

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